FOR IMMEDIATE RELEASE

ITRON ANNOUNCES THIRD QUARTER RESULTS

LIBERTY LAKE, WA. — October 28, 2009 — Itron, Inc. (NASDAQ:ITRI) today reported financial results for the three and nine month periods ended September 30, 2009.  Financial results include:

•	Quarterly and nine-month revenues of $408 million and $1.2 billion;
•	Quarterly and nine-month non-GAAP diluted EPS of $0.45 and $1.28;
•	Quarterly and nine-month adjusted EBITDA of $41 million and $131 million; and
•	Record twelve-month backlog of $749 million and total backlog of $1.6 billion.

“As we expected, third quarter results reflect continued softness in the market,” said Malcolm Unsworth, president and CEO.  “We are still being negatively affected by the economy, foreign currency exchange rates and lower order volumes as our customers await stimulus fund award announcements. On the positive side, we have now shipped more than 400,000 OpenWay units, our AMI deployments are gaining momentum and stimulus awards have been announced.  We are confident and excited about the opportunities for growth next year.”

Revenues:
Total Company - Revenues of $408 million for the third quarter and $1.21 billion for the first nine months of 2009 were 16% and 18% lower than respective 2008 revenues of $485 million and $1.48 billion.

North America - Revenues of $137 million for the third quarter and $420 million for the first nine months of 2009 were 22% and 21% lower than respective 2008 revenue of $176 million and $528 million.  The lower North America revenues in the 2009 periods were primarily driven by the substantial completion of a number of AMR contracts in 2008 and fewer shipments of electric meters and AMR modules due to the economic downturn and uncertainty surrounding stimulus funds announcements.

International - Revenues of $271 million for the third quarter and $791 million for the first nine months of 2009 were 12% and 17% lower than respective 2008 revenue of $309 million and $949 million.  Approximately 65% of the quarterly and 80% of the year-to-date decrease was due to foreign exchange rates while the remainder was primarily due to completion of a smart metering/AMI project in 2008, softening of demand in some markets and economic conditions in certain countries.

Gross Margins:
Total Company - Gross margins of 31.7% for the third quarter and 32.4% for the first nine months of 2009 were lower than 2008 gross margins of 33.6% and 34%.

North America - Gross margins of 31% for the quarter and 34.5% for the first nine months of 2009 were lower than 2008 gross margins of 37.8% and 38%.  The decline in gross margins in 2009 was primarily driven by shipments of our first generation AMI meters, which currently have higher costs, fewer AMR meter and module shipments and reduced overhead absorption resulting from lower overall production levels.

International - Gross margins of 32.1% for the quarter and 31.3% for the first nine months compared with 2008 gross margins of 31.2% and 31.7%.  The increased margins in the current quarter were primarily due to lower material costs and product mix.

Operating Expenses:
Total Company - Operating expenses of $120 million for the third quarter and $362 million for the first nine months of 2009 were lower than 2008 third quarter and year-to-date operating expenses of $138 million and $413 million.

North America - Operating expenses were $44 million in the third quarter and $132 million in the first nine months of 2009 compared with $49 million and $145 million in the same periods of 2008.  The decrease in 2009 was primarily due to lower sales expenses and lower general and administrative expenses.

International - Operating expenses of $70 million in the third quarter and $207 million in the first nine months of 2009 compared with $78 million and $238 million in the same periods of 2008.  Decreased amortization of intangibles expense in the 2009 periods and foreign exchange rates accounted for the majority of the decrease.

Corporate Unallocated – Operating expenses were $7 million for the third quarter and $23 million in the first nine months of 2009 compared with $11 million and $31 million in the respective periods of 2008.  The decrease in 2009 is due to reductions in compensation expenses and consulting fees related to financial integration and Sarbanes-Oxley compliance.

Interest and Other Income:
Interest - Net interest expense of $20 million in the third quarter and $52 million in the first nine months of 2009 compared with $19 million and $71 million in the same periods of 2008.  Amortization of debt placement fees, which is included in net interest expense, of $4.0 million in the third quarter and $6.2 million in the first nine months of 2009 compared with $1.7 million and $7.5 million in the same periods in 2008. Amortization of debt placement fees varies ratably depending on the amount of debt repayments in each period.   During the last twelve months, we reduced our debt by approximately $360 million.

Other Expense – Other expense was $4.5 million in the third quarter and $9.4 million in the first nine months of 2009 compared with $281,000 and $1.9 million in the same periods of 2008.  Other expense for both periods in 2009 includes foreign exchange losses caused by fluctuations in exchange rates driven by material purchases and associated product sales in differing currencies.  Year-to-date 2009 expense includes legal and advisory fees associated with an amendment to our senior debt agreement which was completed in the second quarter.

Loss on Extinguishment - On July 17, 2009, we paid $113.2 million to redeem our 7¾% senior subordinated notes which had a remaining principal value of $109.6 million.  We redeemed the notes at 101.938% of the principal amount.  This redemption resulted in a net loss on extinguishment of $2.5 million.  In the first nine months of 2009, we incurred a total net loss on extinguishment of debt of $12.8 million due to a convertible debt for common stock exchange in January and the redemption of our senior subordinated notes in July.  The debt for stock exchange resulted in a net loss of $10.3 million as the value of the shares of Itron’s common stock issued under the exchange agreement differed from the value of the shares used to derive the amount payable under the original conversion agreement.

GAAP Measures:
GAAP Income Taxes – We had a tax benefit of $15.1 million in the third quarter and $37.5 million in the first nine months of 2009 compared with a tax expense of $377,000 in the third quarter and a tax benefit of $1.3 million in the first nine months of 2008.  The 2009 tax benefits are primarily due to pre-tax losses, the benefit for claiming foreign taxes as credits rather than deductions and expected lower income in higher tax jurisdictions.

GAAP Net Income/Loss and Diluted EPS – Our GAAP net loss and diluted EPS for the third quarter and first nine months of 2009 was $3.0 million, or 7 cents per share, and $7.4 million, or 19 cents per share.  This compares with net income of $5.6 million, or 15 cents per share and $17.6 million, or 50 cents per share, in the same periods in 2008.  The net loss in 2009 was due to lower revenue, contraction of gross margins and foreign exchange losses.

Non-GAAP Measures:
Non-GAAP Operating Income - Non-GAAP operating income excludes amortization expense related to intangible assets and was $34 million, or 8.4% of revenues, in the third quarter and $102 million, or 8.5% of revenues in the first nine months of 2009.  This compares with $56 million, or 11.5% of revenues and $182 million, or 12.3% of revenues, in the third quarter and first nine months of 2008.  The decreased operating income and margin was primarily due to the combination of lower revenues and gross margins in 2009.

Non-GAAP Income Taxes - We had a non-GAAP tax benefit in the third quarter of 2009 and our year-to-date 2009 non-GAAP tax rate was 4.5%.  This compares with 28% for the third quarter and 27% for the first nine months of 2008.  The lower non-GAAP tax rate in 2009 is due to projected lower income in higher tax jurisdictions, and the benefit for claiming foreign taxes as credits rather than deductions.

Non-GAAP Net Income and Diluted EPS – Non-GAAP net income, which excludes amortization expenses related to intangibles assets, amortization of debt placement fees, the additional non-cash interest expense related to the adoption of FSP 14-1 and the non-cash net loss associated with the convertible debt for stock exchange, was $18 million for the third quarter and $49 million for the first nine months of 2009.  This compares with $30 million and $93 million in the same periods in 2008.  Non-GAAP diluted EPS was 45 cents and $1.28 in the third quarter and first nine months of 2009 compared with 81 cents and $2.65 in the same periods of 2008. The lower net income and diluted EPS was primarily due to lower revenues and a decline in gross margin in 2009. Diluted weighted average shares outstanding in 2009 were approximately 3.6 million and 3.4 million shares higher than the same periods in 2008 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.

Other Financial Highlights:
Backlog and New Order Bookings – Total backlog was $1.6 billion at September 30, 2009 compared with $1 billion at September 30, 2008.  Twelve month backlog of $749 million at September 30, 2009 was higher than the $436 million at September 30, 2008 due to the inclusion of Q3 2010 AMI shipments in the current twelve month backlog.  New order bookings for the third quarter of 2009 were $400 million, compared with $894 million in the third quarter of 2008.  Our book-to-bill ratios were .98 to 1 and 1.9 to 1 for the third quarter of 2009 and 2008, respectively.  New order bookings for the first nine months of 2009 were $1.5 billion compared with $1.8 billion in the same nine months of 2008.  New order bookings for the three and nine month periods of 2008 included $470 million related to an AMI contract with Southern California Edison (SCE).

Cash Flows – Net cash provided by operating activities during the first nine months of 2009 was $87 million, compared with $156 million in the same period in 2008.  Adjusted earnings before interest, taxes, depreciation and amortization and the non-cash net loss on extinguishment of debt (adjusted EBITDA) in the third quarter of 2009 was $41 million compared with $69 million for the same period in 2008.  Adjusted EBITDA for the first nine months of 2009 was $131 million compared with $220 million in the first nine months of 2008.  Free cash flow in the first nine months of 2009 was $49 million compared with $115 million in the same period of 2008.

Non-GAAP Financial Information:
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, adjusted EBITDA and free cash flow.  We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making.  Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions.  We exclude these expenses in our non-GAAP financial measures as we believe the net result is a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items.  Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP.  Finally, our non-GAAP financial measures may be different from those reported by other companies.  A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:
Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on October 28, 2009.  The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors/Investor Events.”  The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks.  A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #5642738.  You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:
Itron, Inc. is a leading technology provider to the global energy and water industries. Our company is the world’s leading provider of intelligent metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas, water and heat meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation and consulting services. To know more, start here: www.itron.com.

For additional information, contact:
Deloris Duquette
Vice President, Investor Relations and Corporate Communications
(509) 891-3523
deloris.duquette@itron.com

Marni Pilcher
Director, Investor Relations
(509) 891-3847
marni.pilcher@itron.com

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$408,358	$484,818	$1,210,624	$1,477,225
Cost of revenues	278,879	321,858	818,452	975,496
Gross profit	129,479	162,960	392,172	501,729

Operating expenses
Sales and marketing	37,669	41,363	112,569	127,534
Product development	31,077	31,781	93,044	92,283
General and administrative	26,606	34,088	84,097	100,000
Amortization of intangible assets	25,121	30,395	72,788	93,114
Total operating expenses	120,473	137,627	362,498	412,931

Operating income	9,006	25,333	29,674	88,798
Other income (expense)
Interest income	(45)	1,962	971	4,846
Interest expense	(20,075)	(21,037)	(53,319)	(75,362)
Loss on extinguishment of debt, net	(2,460)	-	(12,800)	-
Other income (expense), net	(4,534)	(281)	(9,445)	(1,938)
Total other income (expense)	(27,114)	(19,356)	(74,593)	(72,454)

Income (loss) before income taxes	(18,108)	5,977	(44,919)	16,344
Income tax benefit (provision)	15,146	(377)	37,517	1,298
Net income (loss)	$(2,962)	$5,600	$(7,402)	$17,642

Earnings (loss) per common share
Basic	$(0.07)	$0.16	$(0.19)	$0.54
Diluted	$(0.07)	$0.15	$(0.19)	$0.50

Weighted average common shares outstanding
Basic	40,039	34,385	38,003	32,632
Diluted	40,039	36,872	38,003	34,991

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Itron North America	$137,360	$176,135	$419,689	$527,986
Itron International	270,998	308,683	790,935	949,239
Total Company	$408,358	$484,818	$1,210,624	$1,477,225

Gross profit
Itron North America	$42,553	$66,500	$144,849	$200,847
Itron International	86,926	96,460	247,323	300,882
Total Company	$129,479	$162,960	$392,172	$501,729

Operating income (loss)
Itron North America	$(1,187)	$17,934	$12,461	$56,296
Itron International	17,318	18,408	40,016	63,074
Corporate unallocated	(7,125)	(11,009)	(22,803)	(30,572)
Total Company	$9,006	$25,333	$29,674	$88,798

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Total meters (with and without AMR/AMI)
Itron North America
Electricity	740	1,250	2,340	3,870
Gas	90	100	260	290
Itron International
Electricity	1,890	2,060	5,670	5,760
Gas	1,160	1,490	3,880	4,040
Water	1,960	2,090	6,540	7,080
Total meters with and without AMR/AMI	5,840	6,990	18,690	21,040

Additional meter information (Total Company)
Meters with AMR	670	1,150	2,200	3,860
Meters with AMI	120	10	220	20
Standalone AMR/AMI modules	850	1,250	2,860	3,550
Meters with AMR/AMI and modules	1,640	2,410	5,280	7,430

Meters with other vendors' AMR/AMI	160	220	470	620

As part of the integration of the 2007 Actaris acquisition, we made refinements to our two operating segments on January 1, 2009. The information presented for the three and nine months ended September 30, 2008 reflects the restatement of our segment operating results based on this refinement.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$124,721	$144,390
Accounts receivable, net	325,119	321,278
Inventories	177,766	164,210
Deferred income taxes, net	28,993	31,807
Other	69,583	56,032
Total current assets	726,182	717,717

Property, plant, and equipment, net	315,967	307,717
Prepaid debt fees	10,450	12,943
Deferred income taxes, net	68,934	30,917
Other	18,831	19,315
Intangible assets, net	419,136	481,886
Goodwill	1,323,932	1,285,853
Total assets	$2,883,432	$2,856,348

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$193,867	$200,725
Other current liabilities	59,687	66,365
Wages and benefits payable	70,559	78,336
Taxes payable	34,309	18,595
Current portion of long-term debt	10,953	10,769
Current portion of warranty	20,751	23,375
Unearned revenue	34,731	24,329
Deferred income taxes, net	1,927	1,927
Total current liabilities	426,784	424,421

Long-term debt	812,991	1,140,998
Warranty	12,764	14,880
Pension plan benefits	59,026	55,810
Deferred income taxes, net	83,745	102,720
Other obligations	77,280	58,743
Total liabilities	1,472,590	1,797,572

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,294,425	992,184
Accumulated other comprehensive income, net	91,320	34,093
Retained earnings	25,097	50,291
Cumulative effect of change in accounting principle	-	(17,792)
Total shareholders' equity	1,410,842	1,058,776
Total liabilities and shareholders' equity	$2,883,432	$2,856,348

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2009	2008

Operating activities
Net income (loss)	$(7,402)	$17,642
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	113,812	133,295
Stock-based compensation	13,467	12,560
Amortization of prepaid debt fees	6,384	7,665
Amortization of convertible debt discount	7,262	9,995
Loss on extinguishment of debt, net	9,960	-
Deferred income taxes, net	(51,341)	(31,357)
Other, net	1,768	236
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	11,608	1,834
Inventories	(4,211)	(19,100)
Accounts payables, other current liabilities, and taxes payable	(2,473)	15,373
Wages and benefits payable	(10,404)	15,549
Unearned revenue	9,272	5,339
Warranty	(5,735)	103
Other, net	(4,880)	(12,910)
Net cash provided by operating activities	87,087	156,224

Investing activities
Acquisitions of property, plant, and equipment	(38,023)	(41,422)
Business acquisitions & contingent consideration, net of cash equivalents acquired	(1,317)	(95)
Other, net	4,101	1,380
Net cash used in investing activities	(35,239)	(40,137)

Financing activities
Payments on debt	(236,495)	(384,426)
Issuance of common stock	165,235	323,424
Prepaid debt fees	(3,936)	(207)
Other, net	(1,309)	(44)
Net cash used in financing activities	(76,505)	(61,253)

Effect of exchange rate changes on cash and cash equivalents	4,988	569
Increase (decrease) in cash and cash equivalents	(19,669)	55,403
Cash and cash equivalents at beginning of period	144,390	91,988
Cash and cash equivalents at end of period	$124,721	$147,391

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release dated October 28, 2009 contains non-GAAP financial measures.  To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation.  Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results.  These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitor’s operating results.  Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development (IPR&D), purchase accounting adjustments or extinguishment of debt gains and losses.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.  We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income excluding the expense related to the amortization of intangible assets.  We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of expenses that are related to previous acquisitions.  By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations.  For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business.  There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP.  Non-GAAP operating income excludes some costs that are recurring.  Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations.  We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, non-cash interest expense from the adoption of FSB APB 14-1 and the non-cash net loss on the extinguishment of debt.  We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period.  We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS.  We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses and the non-cash net loss on the extinguishment of debt, and (c) exclude the tax expense or benefit.  We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business.  Management uses adjusted EBITDA as a performance measure for executive compensation.  A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items.  Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment.  We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow.  We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Non-GAAP operating income:
GAAP operating income	$9,006	$25,333	$29,674	$88,798
Amortization of intangible assets	25,121	30,395	72,788	93,114
Non-GAAP operating income	$34,127	$55,728	$102,462	$181,912

Non-GAAP net income:
GAAP net income (loss)	$(2,962)	$5,600	$(7,402)	$17,642
Amortization of intangible assets	25,121	30,395	72,788	93,114
Amortization of debt placement fees	4,053	1,726	6,214	7,475
(1) FSP APB 14-1 interest expense	2,367	3,393	7,262	9,995
Loss on extinguishment of debt, net	-	-	9,960	-
Income tax effect of non-GAAP adjustments	(10,378)	(11,245)	(39,831)	(35,492)
Non-GAAP net income	$18,201	$29,869	$48,991	$92,734

Non-GAAP diluted EPS	$0.45	$0.81	$1.28	$2.65

Weighted average common shares outstanding - Diluted	40,456	36,872	38,387	34,991

Adjusted EBITDA:
GAAP net income (loss)	$(2,962)	$5,600	$(7,402)	$17,642
Interest income	45	(1,962)	(971)	(4,846)
Interest expense	20,075	21,037	53,319	75,362
Income tax (benefit) provision	(15,146)	377	(37,517)	(1,298)
Depreciation and amortization	39,405	43,829	113,812	133,295
Loss on extinguishment of debt, net	-	-	9,960	-
Adjusted EBITDA	$41,417	$68,881	$131,201	$220,155

Free Cash Flow:
Net cash provided by operating activities	$19,734	$35,775	$87,087	$156,224
Acquisitions of property, plant, and equipment	(10,219)	(12,456)	(38,023)	(41,422)
Free Cash Flow	$9,515	$23,319	$49,064	$114,802

(1)
On January 1, 2009, we adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP 14-1), and applied FSP 14-1 retrospectively to all periods for which our convertible debt was outstanding. We have excluded the additional interest expense associated with FSP 14-1 as detailed in our discussion of our use of non-GAAP financial measures. (The guidance in FSP 14-1 is now located within ASC 470)